UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2017

EXPRESS SCRIPTS HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35490	45-2884094
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Express Way, St. Louis, MO		63121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: 314-996-0900

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2017, Express Scripts Holding Company (the “Company”) and Eric Slusser, the Executive Vice President and Chief Financial Officer of the Company through October 25, 2017, entered into a Transition and Release Agreement (the “Transition Agreement”) to provide for the terms of Mr. Slusser’s continued employment on a part-time basis during a transition period. Pursuant to the terms of the Transition Agreement, Mr. Slusser will remain employed by the Company through the earliest of (i) March 31, 2018 (the “Separation Date”), (ii) the date Mr. Slusser voluntarily resigns his employment, (iii) the date of Mr. Slusser’s death or disability or (iv) the date set forth in any written notice of termination by the Company (such earliest date, the “Termination Date”).

Subject to certain conditions, Mr. Slusser will continue to receive his base salary through the Termination Date and will generally be eligible for other benefits as a regular employee of the Company, provided that Mr. Slusser will not receive any additional grants of equity awards. Subject to certain conditions, if Mr. Slusser’s employment continues through the Separation Date or the Company terminates his employment other than for cause prior to the Separation Date, Mr. Slusser will become entitled to the following separation benefits (the “Separation Benefits”):

•	$2,241,000, less taxes and withholding, paid in substantially equal monthly installments over an eighteen-month period beginning on the first day of the calendar month immediately following the Termination Date.

•	An amount equal to the monthly costs of continuing medical, dental, vision and employee assistance programs for Mr. Slusser and his dependents through the eighteen month anniversary following the Termination Date, subject to certain terms and conditions.

•	Continued vesting through the Termination Date of outstanding equity awards, except that (A) restricted stock units granted on September 9, 2015 will be eligible to vest in full on the earlier of (i) the Termination Date if Mr. Slusser’s employment is terminated by the Company without cause, or (ii) the Separation Date; in either case, subject to Mr. Slusser’s compliance with certain of his obligations under the Transition Agreement, and (B) performance shares granted on March 9, 2016 and March 8, 2017 will be eligible to vest in a number of shares equal to the lesser of (i) the number of shares earned based on actual achievement of performance criteria or (ii) the number of shares that would have vested based on an assumed performance period ending as of September 1, 2017, in either case pro-rated for the portion of the applicable performance period that he was employed from the commencement of the performance period through the Termination Date.

•	His 2017 annual cash bonus based on actual performance, pro-rated for the period that he was employed by the Company from January 1, 2017 through the earlier of the Termination Date or December 31, 2017.

•	His 2018 annual cash bonus based on actual performance, pro-rated for the period that he was employed by the Company from January 1, 2018 through the Termination Date.

•	Continued vesting through the Termination Date of Mr. Slusser’s accounts under the Company’s Executive Deferred Compensation Plan (“EDCP”) in accordance with the terms of the EDCP and the terms of the contributions made by the Company to his EDCP account.

The Separation Benefits, other than the vesting of the restricted stock units granted on September 9, 2015, are also payable upon Mr. Slusser’s voluntary resignation prior to the Separation Date.

Mr. Slusser remains subject to the restrictive covenants under his employment agreement, including non-solicitation, non-competition, confidentiality and non-disparagement provisions, and the Company’s Clawback and Recoupment Policy.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Transition and Release Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) The following Exhibits are furnished as part of this report on Form 8-K:

Exhibit 10.1     Transition and Release Agreement dated October 30, 2017 between Eric Slusser and Express Scripts Holding Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPRESS SCRIPTS HOLDING COMPANY

Date: November 3, 2017	By:	/s/ Martin P. Akins
Martin P. Akins
Senior Vice President and General Counsel

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